CORGI ETF TRUST I

INDEX LICENSE AGREEMENT

Approved by the Board of Trustees on August 22, 2025.
This Index License Agreement (this "Agreement") is made as of August 22, 2025 (the "Effective Date") by and between Corgi Strategies, LLC, a Delaware limited liability company ("Adviser"), and Corgi ETF Trust I, a Delaware statutory trust (the "Trust"). The Trust and Adviser are each a "Party" and, collectively, the "Parties."

ARTICLE I - PURPOSE & SCOPE
Adviser owns the intellectual property in one or more equity indexes, including the "Founder-Led Index (Price Return)" (each, an "Index"). The Trust wishes to license the Index for use by one or more series of the Trust that seek to track, or otherwise reference, the Index (each, a "Fund").

ARTICLE II - DEFINITIONS
"Affiliate" means, as to a Party, any entity controlling, controlled by, or under common control with that Party.
"Index" means each index listed in Exhibit A and any successor, as modified per its published methodology.
"Index Data" means index levels, name(s), composition and weights, and related non-personal data created by or for Adviser.
"License" has the meaning in Article III.
"Funds" means each present or future series of the Trust that uses the Index pursuant to this Agreement.
"Information Materials" means statutory and marketing materials for the Funds.

ARTICLE III - GRANT OF LICENSE
Section 1. License.
Adviser grants the Trust a non-exclusive, non-transferable, non-sublicensable, royalty-free license to:
(a) use the Index and Index Data internally to operate each Fund;
(b) reference the Index in Information Materials; and
(c) disclose Index information as required by law or stock-exchange rule.
Section 2. Limits.
Except as expressly permitted, the Trust shall not redistribute Index Data (other than insubstantial excerpts in Information Materials) or create derivative indexes.
Section 3. Affiliates & Service Providers.
The Trust may permit its service providers (administrator, distributor, custodian, market maker, pricing vendors) to use Index Data solely to support the Funds, conditioned on confidentiality and no further distribution.

ARTICLE IV - INDEX CALCULATION & MAINTENANCE
Section 1. Methodology.
Adviser shall own, publish, and maintain the Index methodology and rebalancing calendar for each Index listed in Exhibit A, and may update methodologies from time to time with public notice.
Section 2. Calculation.
Adviser (or its delegate) shall calculate Index levels on days designated in the methodology using commercially reasonable practices.
Section 3. Changes / Interruptions.
Adviser may modify, suspend, or discontinue an Index if calculation is impracticable (e.g., market closures, data vendor issues), upon prompt notice to the Trust.

ARTICLE V - TRUST OBLIGATIONS
Section 1. Compliance.
The Trust is solely responsible for determining whether use of the Index is appropriate for the Funds and for compliance with applicable law, listing standards, and offering-document requirements.
Section 2. Records.
The Trust will keep customary records of its use of the Index and furnish reasonable information to the Adviser upon request to verify compliance with this Agreement.

ARTICLE VI - NAMES, MARKS & IP
Section 1. Ownership.
Adviser retains all right, title, and interest in and to each Index, Index Data, related methodologies, and any Adviser Marks. No rights are granted other than the License.
Section 2. Use of Marks.
If the Trust references any Adviser Mark, it shall include the notice "(c) Corgi Strategies, LLC. All rights reserved." and follow any reasonable brand-use guidelines provided by Adviser.
Section 3. No Challenge.
The Trust will not challenge Adviser's rights in the Index or Adviser Marks.

ARTICLE VII - DISCLOSURE LANGUAGE
Section 1. Required Statements.
The Trust will include the disclosure in Exhibit B (long-form in statutory filings; short-form in marketing) in a prominent manner.
Section 2. Review Right.
Adviser may reasonably review drafts of Information Materials that describe the Index or use Adviser Marks to verify accuracy of such descriptions.

ARTICLE VIII - THIRD-PARTY DATA
The Trust acknowledges that Index calculation may rely on third-party market data and corporate actions. If a data provider requires direct licensing or imposes restrictions that materially affect calculation or use, the Parties will cooperate in good faith to address such requirements; failing that, Adviser may suspend or terminate use of such data for the Index on notice to the Trust.

ARTICLE IX - FEES & TAXES
Section 1. Fees.
The License is royalty-free as between Adviser and the Trust.
Section 2. Taxes.
Each Party bears its own taxes arising from this Agreement; no gross-up or withholding is expected.

ARTICLE X - TERM & TERMINATION
Section 1. Term.
This Agreement begins on the Effective Date and continues unless terminated under this Article.
Section 2. Termination for Convenience.
Either Party may terminate on 90 days' written notice.
Section 3. Termination for Cause.
Either Party may terminate immediately for material breach uncured after 30 days' notice, or if the other Party dissolves, ceases business, or is subject to bankruptcy proceedings.
Section 4. Effect.
Upon termination, the Trust will cease new use of the Index and Adviser Marks; existing Funds may continue to use the Index for up to 90 days to facilitate orderly transition or liquidation.

ARTICLE XI - REPRESENTATIONS
Each Party represents that it is duly organized, has authority to execute and perform this Agreement, and is not subject to applicable sanctions prohibitions.

ARTICLE XII - LIABILITY; INDEMNIFICATION
Section 1. No Warranties.
The Index and Index Data are provided "as is." Adviser does not guarantee accuracy, completeness, or results.
Section 2. Limitation.
Neither Party is liable for indirect, special, punitive, or consequential damages. Direct damages of either Party shall not exceed $100,000 in the aggregate arising out of this Agreement, except for (i) a Party's willful misconduct or fraud; (ii) breach of Article VI (IP/Marks) or Article XIII (Confidentiality); or (iii) each Party's indemnity obligations.
Section 3. Indemnities.
(a) Adviser will defend and indemnify the Trust against third-party IP claims alleging that the Index or Adviser Marks, as provided by Adviser and used per this Agreement, infringe such party's IP rights; Adviser may replace or modify the Index or terminate the License to resolve a claim.
(b) The Trust will defend and indemnify Adviser against claims arising from the Trust's operation or distribution of the Funds (other than to the extent arising primarily from the Index as provided by Adviser).

ARTICLE XIII - CONFIDENTIALITY
Non-public information exchanged under this Agreement must be kept confidential and used only for performing hereunder, except as required by law or regulator. Obligations survive 5 years after termination.

ARTICLE XIV - COOPERATION
The Trust will reasonably cooperate with Adviser's requests for information necessary to describe the Index accurately in Information Materials and to address regulator inquiries related to the Index. Any on-site review will occur on reasonable notice during normal hours.

ARTICLE XV - GOVERNING LAW; VENUE
This Agreement is governed by Delaware law. The Parties consent to exclusive jurisdiction in the state and federal courts located in Wilmington, Delaware.

ARTICLE XVI - MISCELLANEOUS
Section 1. Assignment.
Neither Party may assign this Agreement without the other Party's prior written consent, except to an Affiliate in connection with a reorganization that does not materially impair performance.
Section 2. Notices.
Notices must be in writing and delivered by hand, courier, or email to the addresses the Parties designate in writing.
Section 3. Entire Agreement.
This Agreement is the entire agreement on the subject and supersedes prior understandings.
Section 4. Amendment; Counterparts; E-Signatures.
Amendments must be in writing. This Agreement may be executed in counterparts and by electronic signature.

ARTICLE XVII - REGULATORY MATTERS
Section 1. Conflicts Controls.
Adviser will maintain policies and procedures reasonably designed to address conflicts where an affiliate acts as index provider and fund adviser, including information-barrier controls to prevent the release of non-public rebalance information to Fund portfolio management and trading personnel prior to public dissemination.
Section 2. Public Methodology.
Adviser will publish the material features of each Index methodology and any material changes on a public website on or before their effectiveness, and will coordinate with the Trust so Information Materials remain accurate.
Section 3. Board Oversight.
The Trust's Chief Compliance Officer will report to the Board, as appropriate, on material matters under this Agreement in the ordinary course of compliance reporting.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
Corgi ETF Trust I
By: /s/ Emily Z. Yuan
Name: Emily Z. Yuan
Title: President and Principal Executive Officer; Trustee
Date: August 22, 2025

Corgi Strategies, LLC
By: /s/ Henry B. Margulies
Name: Henry B. Margulies
Title: Chief Executive Officer
Date: August 22, 2025

EXHIBIT A - INDEX & LICENSE DETAILS

A-1. Index. Founder-Led Index or FDRI
Constituents: 50 U.S.-listed common equities (primary listings only) meeting "founder-led" criteria; free-float market-cap weighting; quarterly rebalance after the close on the third Friday of March, June, September, and December; methodology as published by Adviser and incorporated by reference.
Use: Benchmark for Funds and related disclosure.
Fees: $0 (royalty-free).

A-2. Related Funds (for reference).
Founder-Led ETF (FDRS), Founder-Led 2x Daily ETF (FDRX).

EXHIBIT B - REQUIRED DISCLOSURE LANGUAGE

Long-Form - statutory filings.
"Corgi Strategies, LLC ("Corgi") owns and licenses the Founder-Led Index (the "Index") to the Fund. Solely in its capacity as licensor of the Index (and not in its capacity as the Fund's investment adviser), Corgi does not sponsor, endorse, sell or promote the Fund and makes no representation regarding the advisability of investing in the Fund. Corgi does not guarantee the accuracy or completeness of the Index and is not liable for any errors or omissions in the Index, or for any results obtained from its use, except to the extent such liability cannot be limited under U.S. federal securities laws."

Short-Form - marketing.
"Index licensed from Corgi Strategies, LLC. No sponsorship or guarantee. Index may be changed or discontinued without notice."